Exhibit 99.1
Universal’s Insurance Subsidiaries Complete 2022-2023 Reinsurance Programs
•Successfully secured more open market catastrophe capacity across all treaties and multiple events than at any point in the history of the Company.

•The largest private reinsurance participants all maintain a rating from S&P Global of A+ or higher (Nephila Capital, RenaissanceRe, Munich Re, Chubb Tempest Re, Everest Re and Lloyd’s of London syndicates).

•There is no co-participation above the Company’s consolidated retention and there are no gaps in coverage for hurricanes and tropical storms.

•Total cost of the 2022-2023 reinsurance program for UPCIC and APPCIC is projected to be $696 million, reflecting approximately 37.6% of estimated direct premiums earned for the 12-month treaty period, compared to approximately 36.4% of estimated premiums at this time last year.

•Similar to prior years, premiums will continue to be ceded in quarterly installments with no accelerated deposit premiums.

Fort Lauderdale, Fla., May 31, 2022 – Universal Insurance Holdings, Inc. (NYSE: UVE)(“Universal” or the “Company”) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their 2022-2023 reinsurance programs, effective June 1, 2022.

“We are pleased to announce the completion and outcome of the 2022-2023 reinsurance programs for both of our insurance companies,” said Matthew J. Palmieri, President of UPCIC. “Against a backdrop of wide ranging macro-economic pressures globally and an extremely challenging property insurance and reinsurance marketplace, particularly in the markets that we serve, we were able to secure the extensive reinsurance program we desired for the 2022 hurricane season. In fact, we were able to secure more capacity in future years, including the 2024 renewal. We appreciate our long-standing partners that have supported us for over a decade and we look forward to continuing to foster these specific key relationships as well as the new ones we established in this renewal cycle. As expected, our reinsurance costs have increased modestly over the 2021-2022 period, but remain in line with our expectations and give us the operational stability and coverage certainty we need to execute our plan well into the future.”

Universal’s Florida policies-in-force declined by 7% year-over-year as of first quarter 2022, while Florida premiums-in-force increased by 11%, as the Company continues to optimize its spread of risk and improve rate adequacy. UPCIC’s first event reinsurance tower has a top end of $3.16 billion, down 7% from last year, in line with the decline in Florida policies-in-force. Inclusive of subsequent event coverage, UPCIC purchased more open market capacity across all treaties for its expected risk count than ever before. UPCIC’s first event tower has $1.14 billion of limit that automatically reinstates to guarantee a certain level of protection in multi-event scenarios, including reinstatement premium protection for all private layers below the FHCF. UPCIC’s all states retentions remain unchanged at $45 million for first and second events and $25 million for third and fourth events. For a first event only, Universal Insurance Holdings (UIH) provides UPCIC with layer one coverage, utilizing the same captive as the 2021-2022 treaty period.

To insulate future years, UPCIC has secured $383 million of multi-year catastrophe capacity below the Florida Hurricane Catastrophe Fund, with contractually agreed limits that extend coverage through the 2023 wind season, $277M of which extends through the 2024 wind season. UPCIC’s catastrophe bond, Cosaint Re Pte. Ltd, secured during the 2021-2022 renewal, continues to provide one limit of $150 million in this year’s program and it may also include the 2023 wind season, depending on loss activity this year.

APPCIC’s first event catastrophe retention for a Florida loss is $3.5 million on a consolidated basis, with a first event tower exhaustion point of $54.6 million. Similar to UPCIC, there are no co-participations in any layers and no accelerated deposit premium requirements.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. (NYSE: UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2021 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investor Contact:
Arash Soleimani, CFA, CPA
Chief Strategy Officer
954-804-8874
asoleimani@universalproperty.com
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